EXHIBIT 10.1

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

This AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT is dated as of December 31, 2010 (this “Agreement”), and is between BUSINESS STAFFING, INC., a Delaware corporation (“Business Staffing”) and KAISER VENTURES LLC, a Delaware limited liability company (“Kaiser LLC”). Kaiser and Business Staffing are sometimes collectively referred to in this Agreement as “Parties” or individually as a “Party.”

WHEREAS, Kaiser LLC is the successor to Kaiser Ventures Inc. (“Kaiser Inc.”) as the result of the merger of Kaiser Inc. into Kaiser LLC, and, as a result of the merger, Kaiser LLC is engaged in the business previously conducted by Kaiser Inc.; and

WHEREAS, Kaiser LLC engaged Business Staffing to provide administrative services to Kaiser LLC and its subsidiaries and Business Staffing has been providing such services since January 1, 2002, pursuant to the terms of that certain Administrative Services Agreement dated December 3, 2001 (the “Original Administrative Services Agreement”).

WHEREAS, the Parties desire by this Agreement to amend and restate the Original Administrative Services Agreement to, among other things, better reflect the manner in which services have been provided and will continue to be provided and how payment for such services will continue to be made.

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreement of the parties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. SERVICES TO BE PROVIDED.

(a) ADMINISTRATIVE AND HUMAN RESOURCE SERVICES. During the term of this Agreement and as otherwise mutually agreed to from time to time, Business Staffing shall provide or cause to be provided to Kaiser LLC the staffing necessary to provide the following types of services.

(1) All accounting, payroll, purchasing, cash management, auditing, tax, and financial reporting services;

(2) All data processing;

(3) All billing and collection services;

(4) All reporting requirements of federal, state, or local governments, including tax consulting, tax planning and preparation of federal, state, and local tax returns;

(5) Media, community, and government relation activities;

(6) All activities necessary to operate the business and facilities of Kaiser LLC, including, without limitation, with respect to all persons employed by Business Staffing, maintenance and administration of benefit plans, development of compensation and affirmative action programs, negotiation and administration of collective bargaining agreements, recruitment of employees, and such other human resources functions and activities as may be necessary as the employer of those employees engaged in performing services for Kaiser LLC pursuant to this Agreement; and

(7) Any and all other staffing and related services reasonably necessary for the operation of the business of Kaiser LLC.

(b) NOTICE OF CHANGE IN DESIRED SERVICES. Kaiser LLC shall provide Business Staffing with 90 days advance notice of its intent to terminate any services being provided by Business Staffing hereunder, unless a shorter period is agreed to by Business Staffing. Business Staffing and Kaiser LLC shall mutually agree to any new services to be provided by Business Staffing.

2. MANNER OF PROVIDING SERVICES. In providing the services outlined in Section 1 of this Agreement, it is understood and agreed that Business Staffing will provide all staffing or arrange for independent contractors as it deems necessary to provide the services, but may contract with any other third party to provide such services to Kaiser LLC. In the event Business Staffing so contracts with any other third party, the third party shall be bound to the same standard of care as imposed on Business Staffing under Section 6 hereof.

3. MANAGEMENT POLICY. Notwithstanding the foregoing, the property, funds, affairs, and the management of the business of Kaiser LLC shall continue to be the responsibility of the Board of Managers of Kaiser LLC. With respect to the day-to-day operations of Kaiser LLC, Business Staffing shall be guided by and adhere to any policies established by the Board of Managers of Kaiser LLC in performing the services outlined herein.

4. REIMBURSEMENT OF COSTS.

(a) DETERMINATION OF COSTS. As compensation for the services provided by Business Staffing hereunder, Kaiser LLC shall, on a monthly basis, reimburse Business Staffing for costs associated with such services in the following manner:

(i) Kaiser LLC shall reimburse Business Staffing an amount equal to all actual expenses of any nature or kind, as they may change from time to time, related to the provision of services hereunder, which shall include, but not be limited to, an amount equivalent to the compensation paid whether the personnel are paid on an hourly rate, paid a salary or a lump-sum, any bonuses, the cost of all benefits that may be provided including the employer’s portion of the premiums for medical insurance, vision insurance , dental insurance, life insurance, long or short-term disability programs and insurance, the costs of other health and welfare benefits that may be provided, employer contributions to qualified and non-qualified retirement and other similar plans, the employer’s share of any federal, state or local taxes, vacation pay, severance compensation, expense reimbursement, administrative costs associated with any of the forgoing, and any other expense or cost of providing staffing and personnel services (collectively “Personnel Costs”); and

(ii) Kaiser LLC shall, except as provided in subparagraph 4(b) below herein, reimburse Business Staffing for 100% of all out-of-pocket expenses that are incurred by Business Staffing directly or indirectly in connection with providing staffing and services hereunder but which are not included as part of Personnel Costs (the “Direct Expenses”). If and to the extent Business Staffing contracts with a third party for the provision of any services hereunder, Kaiser LLC shall reimburse Business Staffing for the reasonable amounts charged to Business Staffing by such third party.

The Personnel Costs and Direct Expenses are hereinafter collectively referred to as the “Cost of Services.” The Cost of Services billed by Business Staffing and paid by Kaiser shall be actual costs without mark-up or profit margin.

(b) EXCLUDED COSTS. Kaiser LLC shall not reimburse Business Staffing for the following costs accrued subsequent to the effective date of this Agreement:

(i) Any federal or state income taxes of Business Staffing;

(ii) The cost of preparing any federal or state income tax return that is to be filed by Business Staffing; and

(iii) The costs associated with maintaining the corporate existence of Business Staffing such as the fees paid to the Delaware and to the California Secretary of State.

(c) INITIAL PAYMENT ADVANCE; MONTHLY PAYMENTS. On the first business day of January 2011, Kaiser LLC shall pay and deposit with Business Staffing an amount equal to a good faith estimate of one month’s Costs of Services for January 2011 (the “Kaiser Deposit”) which may be used by Business Staffing to pay for the Cost of Services. Thereafter, on a monthly basis, Business Staffing will submit to Kaiser LLC a statement setting forth the amount due for the Cost of Services paid or incurred by Business Staffing during the previous month and reconciling any amounts paid during such month from the Kaiser Deposit. Kaiser LLC shall pay to Business Staffing the amount set forth on each monthly statement within 10 days after receipt of the statement. In the event of the termination of this Agreement, Business Staffing shall refund any amount remaining out of the Kaiser Deposit, without interest, after paying any Costs of Services then remaining or that accrued for future payment. The payment of the Kaiser Deposit shall not relieve Kaiser LLC from any liability to pay all Cost of Services required under this Agreement. In the event it becomes necessary, in addition to the monthly billing, Business Staffing may provide from time to time a supplemental bill to Kaiser LLC for the Cost of Services.

(d) INTEREST ON DELINQUENT PAYMENTS. If Kaiser LLC fails to pay to Business Staffing any amount payable under subsection (b) above when due, Kaiser LLC shall pay to Business Staffing interest on the overdue amount of 0.75% per month , for the period beginning when the amount was due and ending when the amount is actually paid.

5. BOOKS AND RECORDS. Business Staffing shall maintain adequate accounting records that fairly reflect the Costs of Services in reasonable detail. Business Staffing shall also maintain a system of internal controls sufficient to provide reasonable assurances that the services are provided in accordance with the terms of this Agreement, and that the Costs of Services are properly allocated to Kaiser LLC. All books and accounts maintained by Business Staffing applicable to the performance of its obligations hereunder shall at all reasonable times be open to inspection by Kaiser LLC, and its auditors and other representatives.

6. STANDARD OF CARE; INDEMNIFICATION.

(a) In performing the services hereunder, Business Staffing and its employees and agents shall perform their duties in a manner reasonably believed by them to be in the best interest of Kaiser LLC, and Business Staffing shall be subject always to the control of the Board of Managers of Kaiser LLC as to matters of Kaiser LLC company policy. Business Staffing shall perform the services hereunder with such care as an ordinarily prudent person in a like position would use under similar circumstances. Neither Business Staffing nor its officers, directors, employees or agents shall be liable to Kaiser LLC for any liability or loss suffered by Kaiser LLC as a result of any action or omission by Business Staffing or its officers, directors, or employees in performing the services hereunder, except that Business Staffing shall be liable to Kaiser LLC to the extent, but only to the extent, of any direct, as opposed to consequential damages suffered by Kaiser LLC which are caused by the willful misconduct or negligence of Business Staffing or its officers, directors, employees, or agents, or by a material and continuing default by Business Staffing of its obligations hereunder.

(b) Kaiser LLC agrees to indemnify and hold Business Staffing, and its officers, directors, employees and agents, harmless from all liabilities, costs and damages, including reasonable legal fees, arbitration or litigation and court costs arising from or in connection with Business Staffing’s performance of services on behalf of Kaiser LLC, provided, that Business Staffing has satisfied its standard of care as set forth in paragraph (a) of this Section 6. In furtherance of its obligations under this subsection (b), Kaiser LLC shall maintain, at its sole expense, insurance coverage for the officers, employees and agents of Business Staffing, in such amounts and on such terms as are comparable to directors and officers liability insurance maintained by Kaiser LLC.

7. INDEPENDENT CONTRACTOR STATUS. Business Staffing and its employees and agents shall be deemed to be independent contractors with full control over the manner and method of performance hereunder, except as otherwise provided in Section 3 hereof. During the term of this Agreement, any of the employees or agents of Business Staffing which are rendering services on behalf of Kaiser LLC hereunder, shall remain employees or agents, as the case may be, of Business Staffing, and shall continue to be paid by Business Staffing or its agents, as the case may be, and to enjoy the benefits to which they are entitled as employees of Business Staffing or agents, as the case may be, unless otherwise provided in any separate agreement covering any of the services of such employee.

8. SEPARATE ENTITIES. Business Staffing and Kaiser LLC are separate entities, and nothing in this Agreement or otherwise shall be construed to create any rights or liabilities of any Party hereto for any rights, privileges, duties or liabilities of any other Party hereto, except to the extent otherwise provided herein or in any other agreement among the parties hereto.

9. TERM AND TERMINATION.

(a) TERM. The term of this Agreement commenced effective January 1, 2002. The term of this Agreement shall continue through December 31, 2012 (“Amended Initial Term”). At the end of the Amended Initial Term, the Agreement shall automatically be renewed on an annual basis for successive one (1) year terms (the “Renewal Terms” and, together with the Amended Initial Term, the “Term”) unless either Party terminates the Term of this Agreement as provided below.

(b) TERMINATION. The Term of this Agreement may be terminated as follows:

(i) In the event of a breach of this Agreement, the non-breaching Party may terminate this Agreement if the breach continues for thirty (30) days after the non-breaching Party provides notice of the breach to the breaching party; and

(ii) Either Party has the right to terminate this Agreement at the end of the Amended Initial Term or any Renewal Term by giving written notice by registered mail to the other party of such termination prior to October 1 of the year in which the termination is to be effective.

Neither Party shall have any further obligations under Sections 1, 2 or 3 upon termination of the Term of this Agreement in accordance with this Subsection 9(b).

11. MISCELLANEOUS. Neither Party may assign or transfer all or any part of this Agreement without prior written consent of the other, which consent shall not be unreasonably withheld. This Agreement shall be governed by the laws of the State of California. This Agreement may only be modified or amended by an instrument in writing duly executed and delivered by the parties. In the event of any litigation or arbitration to enforce this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs as fixed by the court or arbitrator. The terms and conditions set forth above constitute the complete and exclusive statement of the agreement between the parties relating to the subject matter hereof, superseding all previous negotiations and understandings.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the duly authorized officers or representatives of each of the Parties hereto, to be effective as of the date set forth above.

KAISER VENTURES LLC		BUSINESS STAFFING, INC.

By:	/s/ Richard E. Stoddard	By:	/s/ James F. Verhey
	Richard E. Stoddard President & CEO		James F. Verhey Vice President

Approved as to final form by Board of Managers of Kaiser Ventures LLC as delegated to Chairman of Human Relations Committee

By:	/s/ Todd Cole
Todd Cole, Chairman of Human Relations Committee